Exhibit (d)(ii)

Execution Version

CONFIDENTIAL

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of December 20, 2025 by and among Martel Lux Topco SCSp, a Luxembourg special limited partnership (the “Permira Investor”), WP Silver Aggregator, L.P., a Delaware limited partnership (the “Warburg Investor” and together with the Permira Investor, the “Lead Investors”), Francisco Partners VII, L.P., a Cayman Islands exempted limited partnership, Francisco Partners VII-A, L.P., a Cayman Islands exempted limited partnership, Francisco Partners VII-B, L.P., a Delaware limited partnership and Francisco Partners VII-C, L.P., a Delaware limited partnership (collectively, the “Francisco Investor”) and Robson Investments Pte. Ltd., a private limited company organized in Singapore (the “Temasek Investor” and, together with the Francisco Investor, each a “Major Co-Investor” and collectively the “Major Co-Investors” and the Major Co-Investors, together with the Lead Investors, but excluding any Released Investor from and after such release in accordance with the terms of Section 2.1(b), the “Investors”).

RECITALS

1.

On December 20, 2025, GT Silver Bidco, Inc., a Delaware corporation (“Buyer”), GT Silver Merger Sub, Inc., a Delaware corporation and a wholly owned by Buyer (“Merger Sub”) and Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, upon which the separate corporate existence of Merger Sub will thereupon cease, and the Company shall be the surviving corporation and wholly owned subsidiary of Buyer, upon the terms and subject to the conditions set forth therein (the “Transaction”).

2.

The Francisco Investor, the Temasek Investor and certain Affiliates of each Lead Investor have each entered into Fee Funding Agreements in favor of Buyer (as may be amended from time to time, the “Funding Agreements”), pursuant to which the Francisco Investor, the Temasek Investor and each such Affiliate of each Lead Investor has agreed, subject to the terms and conditions set forth therein, to pay to Buyer its Funding Percentage (as defined in the applicable Funding Agreement) of certain obligations of Buyer under the Merger Agreement subject to a Cap (as defined in the applicable Funding Agreement) under the circumstances set forth therein. The Funding Percentage and Cap of the Francisco Investor, the Temasek Investor and each Affiliate of each Lead Investor that has entered into a Funding Agreement is set forth in their respective Funding Agreements.

3.

The Francisco Investor, the Temasek Investor and certain Affiliates of each Lead Investor have each entered into an Equity Commitment Letter (each, an “Equity Commitment Letter” and collectively the “Equity Commitment Letters”) in favor of Buyer, pursuant to which the Francisco Investor, the Temasek Investor and the applicable Affiliate of each Lead Investor has agreed, subject to the terms and conditions set forth therein, to make an equity investment directly or indirectly in Buyer (its “Equity Commitment”) at the closing of the Transaction (the “Closing”).

4.

The Investors wish to agree to certain terms and conditions that will govern the actions of Buyer and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Funding Agreements, the LPA (as defined below), the LLCA (as defined below), the Equityholders Agreement (as defined below), the Management Arrangements (as defined below) or any agreement reasonably required in connection with the Debt Financing or the Transaction (collectively, the “Transaction Documents”).

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS.

1.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 1.1, Section 1.2, Section 2.3 (solely in the case of a termination pursuant to clause (a) below), Section 2.5, Section 2.6, Section 2.9 and Section 3 (including, without limitation, any liability for Fees and Expenses under Section 2.6 or Damages under Section 2.9) which shall survive the termination of this Agreement) upon the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms.

1.2 Definitions; Construction. Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used, but not defined, herein shall have the meanings given to them in the Merger Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Unless otherwise specified, all references to currency, monetary values or dollars set forth herein shall mean United States (U.S.) dollars. For all purposes of this Agreement, execution of definitive documentation or similar binding actions, inactions or decisions of a Lead Investor shall require approval of each of the Lead Investors. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Investors, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Investor by virtue of the authorship of any of the provisions of this Agreement. For all purposes of this Agreement, to the extent a controlled Affiliate of any Investor is a party to any agreement or arrangement contemplated by this Agreement, any reference to such Investor in this Agreement shall be deemed to also refer to any such controlled Affiliate as the context requires and each Investor hereby agrees to cause any such controlled Affiliate to take any action required hereunder in such context. Except as otherwise indicated herein, when this Agreement contemplates that the Lead Investors shall or may take a particular action hereunder, such action shall be taken jointly by the Lead Investors based upon the mutual agreement of the two of them. For all purposes of this Agreement, “Affiliate” of the Temasek Investor means: (a) Temasek Holdings (Private) Limited (“Temasek Holdings”); and (b) Temasek Holdings’ direct and indirect wholly-owned subsidiaries whose boards of directors or equivalent governing bodies comprise employees or nominees of (i) Temasek Holdings, (ii) Temasek Pte. Ltd. (being a wholly-owned Subsidiary of Temasek Holdings), and/or (iii) wholly-owned subsidiaries of Temasek Pte. Ltd.

2.	AGREEMENTS AMONG THE INVESTORS.

2.1 Actions of Buyer and Parent.

(a) Subject to using commercially reasonable efforts to consult with the Major Co-Investors in good faith and subject to Section 2.1(b), the Investors hereby agree that the Lead Investors shall have the sole authority on behalf of Buyer, its subsidiaries and any newly formed direct or indirect parent entity of Buyer, including GT Silver Parent, a Delaware limited partnership (“Parent” and, together with Buyer and Merger Sub, the “Buyer Parties”) to take any action or refrain from taking any action (or cause any other Buyer Party to take any action or refrain from taking any action) in connection with the Transaction, the Merger Agreement and the transactions contemplated thereby, including without limitation (i) amending or waiving any term of the Merger Agreement, (ii) determining whether or not the conditions to closing specified in the Merger Agreement have been satisfied, (iii) terminating the Merger Agreement, (iv) instituting, controlling, directing and settling any suit, claim or proceeding arising in connection with the Transaction, the Merger Agreement or any proxy or disclosures relating thereto, whether pursuant to the rights set forth in the Merger Agreement or otherwise (except that the Lead Investors shall not compromise, waive or settle any suit, claim or proceeding that either (A) expressly names any Investor or Affiliate thereof as a party thereto or (B) the effect of which would be disproportionately detrimental to such Investor’s interests or reputation relative to any Lead Investor in any non-de minimis respect (or, if such Investor is a Lead Investor, relative to the other Lead Investor), in each case, in their capacities as such), in each case unless (1) such settlement includes the unconditional release of such Investor and its relevant Affiliates from all liability arising from such claim and does not include an admission of wrongdoing or additional obligations of such Investor or (2) such Investor consents in writing to such settlement.

(b) Notwithstanding the foregoing, in no event shall any Buyer Party (nor shall any Lead Investor acting through any Buyer Party) (i) increase the Merger Consideration without such change being approved in writing by each of the Investors, (ii) increase the amount payable by an Investor pursuant to its Funding Agreement (including as a result of increasing the amount of the Parent Termination Fee), Equity Commitment Letter or the “Cap” set forth therein, or otherwise modify the obligations of such Investor thereunder, in each case, without any such amendment being approved in writing by such Investor, (iii) make any other change to the Merger Agreement, any Transaction Document, or the terms of the Transaction that (A) is, on its face, adverse to an Investor compared to the other Investors (individually or collectively) without such affected Investor’s consent, (B) changes the circumstances under which the Parent Termination Fee is payable, in any material respect, (C) extends the Outside Date, including, for the avoidance of doubt, by amending the reference to “three (3) months” in the second proviso to Section 7.01(b)(i) of the Merger Agreement, provided, that, if the Closing occurs after the Outside Date but on or prior to the Specified Date, such extension shall not be deemed to breach this clause (C) and no approval of such extension shall be required hereunder, or (D) alters Section 8.06 or Section 8.08 of the Merger Agreement, in each case of clauses (B) through (D), without any such change being approved in writing by each of the Investors, (iv) prior to Closing, without the approval in writing by each of the Investors, (A) solely with respect to a Buyer Party, conduct any business or activities unrelated to consummating the Transaction or (B) transfer any equity interests in any Buyer Party to any person or issue any equity interests in any Buyer Party to any person, in each case, other than in accordance with this Agreement or (v) (1) make any change in the investment structure in a manner that would result in the Investors investing in a different legal entity (the “Investment Entity”) than the Lead Investors or cause the Investment Entity to take any form other than a partnership for U.S. federal tax purposes or (2) take any action that would reasonably be expected to cause an Investor, solely as a result of its investment in the Company, to recognize unrelated business taxable income within the meaning of Section 512 of the Internal Revenue Code (the “Code”), income that is effectively connected with the conduct of a U.S. trade or business within the meaning of Section 864 of the Code, or income that is derived from the conduct of a commercial activity within the meaning of Section 892 of the Code, without, in the case of this clause (v), any such change or action being approved in writing by each Investor that would be adversely affected thereby; provided, that notwithstanding the foregoing, if any Investor does not promptly (and in any event within twenty-four (24) hours) after receiving written notice requesting such Investor approve an amendment, modification or waiver pursuant to clause (i), (ii), (iii), (iv) or (v) above or take any action requested by the Lead Investors to resolve any objections asserted by any Governmental Authority under any Antitrust Laws or Foreign Direct Investment Laws with respect to the Transaction where such objections relate to such Investor or any of its Affiliates (other than the Lead Investors and their Affiliates) (a “Non-Consenting Investor”) (provided, that the Lead Investors will use commercially reasonable efforts to provide at least forty-eight (48) hours’ notice of any such request), then prior to making such modification, amendment or waiver, or, if applicable, resolving a Governmental Authority’s objections, the Lead Investors shall fully release such Non-Consenting Investor (a “Released Investor”) in writing (whether by one or more of (x) the Lead Investors or another Person electing to execute an Equity Commitment Letter and/or Funding Agreement, as applicable, to replace those previously executed by the Non-Consenting Investor; provided, that any assignee of the Non-Consenting Investor’s participation rights pursuant to this clause (x) shall assume the Non-Consenting Investor’s obligations under its Funding Agreement, Equity Commitment Letter and (except as provided in this sentence) this Agreement or (y) the Lead Investors acknowledging in writing to the Non-Consenting Investor that the Equity Commitment Letter(s) and/or Funding Agreement(s) previously executed by the other Investors (other than the Non-Consenting Investor) are sufficient to cover such Non-Consenting Investor’s Equity Commitment, Funding Percentage or Funding Amount, as applicable), effective immediately, from each of its rights, liabilities and obligations under (1) this Agreement (other than its liabilities and obligations with respect to breaches of this Agreement prior to the time of such release) without any further action by any party hereto, (2) its Equity Commitment Letter without any further action by any party hereto and (3) its Funding Agreement without any further action by any party hereto, and in such case, such Non-Consenting Investor’s approval for such amendment, modification or waiver, or, if applicable, resolving a Governmental Authority’s objections, shall not be required; provided, further, that notwithstanding anything to the contrary herein or in the Equity Commitment Letters or Funding Agreements, if any obligations under this Agreement, a Non-Consenting Investor’s Equity Commitment Letter or Funding Agreement are terminated in accordance with this Section 2.1(b), each other Investor shall be deemed to have consented to such termination and each Investor’s obligations under this Agreement, its Equity Commitment Letter and its Funding Agreement, as applicable, shall remain in place in accordance with the terms thereof (other than, for the avoidance of doubt, the Equity Commitment Letter or Funding Agreement, as applicable, of the Non-Consenting Investor). For the avoidance of doubt, except as set forth in this Section 2.1(b), all other Investors shall remain bound by this Agreement in the event of such termination.

(c) The Lead Investors shall not agree to any material change or material amendment to Section 6.01(b) of the Company Disclosure Letter (as defined in the Merger Agreement) without the prior written consent of the Major Co-Investors.

(d) The Lead Investors shall provide the other Investors reasonable updates related to the Closing, including keeping the other Investors reasonably apprised of the anticipated date of the Closing and providing each Investor at least five (5) Business Days prior written notice of the date of Closing and funding, and promptly respond to other reasonable requests for information (including reasonable requests for wiring information, related account details and callback information each in support of funding pre-Closing). Further, subject to Section 2.3, by no later than 11:59 p.m., New York City time, one (1) Business Day prior to the Closing Date, the Lead Investors must deliver to the Investors all documentation to which any Investor, on the one hand, and each Lead Investor or the other Investors or their respective Affiliates, on the other hand, are party, duly executed by an authorized signatory of each of the Lead Investors or the applicable Investors or such Affiliates, as applicable, and each other party thereto, to be held in escrow until the Closing, subject to the express and concurrent release from escrow by the parties.

(e) Subject to Section 2.1(a) and Section 2.1(b), the Lead Investors shall promptly (i) provide the other Investors with prior written notice of any waiver by Buyer (or Merger Sub) of any agreement in the Merger Agreement or any amendment to the Merger Agreement and (ii) notify the other Investors in writing in the event it becomes aware of any material development in connection with Sections 6.01, 6.02(a), (b) or (c) and 6.03(a) or (b) of the Merger Agreement or any claim, dispute or litigation involving a Lead Investor, Buyer, Merger Sub or the Company in connection with, or related to the Merger Agreement or the Transaction.

2.2 Debt Financing; Management Arrangements.

(a) Subject to using commercially reasonable efforts to consult with the Major Co-Investors in good faith and subject to Section 2.1(b), the Lead Investors shall have the ability to cause Parent and/or its subsidiaries to negotiate, enter into and borrow under definitive agreements relating to any third party debt financing to be provided at the Closing to Parent and/or its subsidiaries (the “Debt Financing”) on the terms outlined in the Debt Commitment Letter attached to the Merger Agreement and such other terms as mutually agreed by the Lead Investors and such third party lenders; provided, that, for the avoidance of doubt, any such Debt Financing shall be non-recourse to the Investors.

(b) Subject to using commercially reasonable efforts to consult with the Major Co-Investors in good faith and subject to Section 2.1(b), the Lead Investors may cause Parent and/or any of its subsidiaries to take any action or refrain from taking any action with respect to negotiating and entering into definitive agreements with members of management of the Company and its subsidiaries with respect to the terms of such management member’s employment, compensation, rollover or reinvestment equity and equity incentives at the Closing and following the Closing (collectively, the “Management Arrangements”).

2.3 Equity Agreements. Each Investor agrees to negotiate in good faith with each other Investor to enter into, prior to or substantially concurrently with the Closing (a) a definitive limited partnership agreement (the “LPA”) of Parent, (b) a definitive operating agreement (the “LLCA”) for the general partner of Parent and (c) a definitive equityholders agreement (the “Equityholders Agreement”) among the equityholders of Parent, collectively containing the rights and obligations set forth in the LPA Term Sheet attached hereto as Exhibit A (the “LPA Term Sheet”) and such other provisions not addressed in the LPA Term Sheet as are customary for transactions of this type or as otherwise mutually agreed among the Investors. If for any reason the Investors have not entered into the LPA, LLCA or Equityholders Agreement at or prior to the Closing, the Investors will continue to negotiate in good faith with each other to enter into such documents as soon as reasonably practicable thereafter and the Investors agree that the operation of Parent, the general partner of Parent, Buyer and their subsidiaries (including the Company) shall be in accordance with the LPA Term Sheet until such time as the LPA, LLCA and Equityholders Agreement shall be in effect. Upon the execution and delivery by Parent, each Investor and each other party thereto of the LPA, LLCA and Equityholders Agreement to which it is (or is intended to be) a party, this Section 2.3 shall cease to have any force or effect.

2.4 Equity Commitment.

(a) Each Investor hereby affirms and agrees that it (or, as applicable, one or more of its Affiliate(s)) is bound by its Equity Commitment and the provisions set forth in its or such Affiliate’s Equity Commitment Letter in accordance with the terms hereof and thereof and that the Lead Investors shall be entitled to enforce or cause Buyer (or the applicable indirect investment entity) to enforce the provisions of such Equity Commitment Letter ratably among the Investors in accordance with the Merger Agreement, this Agreement and the terms of such Equity Commitment Letter. The amount and pro rata percentage Equity Commitment, as applicable, of each Investor is set forth on Schedule 2 attached hereto (with each Investor’s Equity Commitment amount being referred to herein as its “Commitment Amount” and each Investor’s Equity Commitment percentage being referred to herein as its “Commitment Percentage”). Upon funding of its (or, in the case of the Lead Investors, its applicable Affiliates’) Equity Commitment pursuant to the terms of the applicable Equity Commitment Letters at the Closing, each Investor will be issued equity interests of Parent pursuant to a subscription agreement reasonably acceptable to each such Investor. The equity interests of Parent issued to the Investors (and/or their permitted assignees and Syndication Vehicles) pursuant to the terms of the Equity Commitment Letters will be of the same class and series as each other with the same seniority and issued at the same price per equity interest of Parent with the same rights, preferences and privileges, in each case, except as expressly contemplated by the LPA Term Sheet and related provisions. The Investors hereby acknowledge that they (or, as applicable, one or more of their Affiliates) are not purchasing or committing to purchase any equity interests of any person other than Parent in connection with the Transaction.

(b) The Lead Investors will have the right to reduce the Commitment Amount of any Investor (or, if the Commitment Amount was previously reduced in accordance with the terms of this Agreement, (x) further reduce the Commitment Amount or (y) increase the Commitment Amount up to the original Commitment Amount as set forth opposite such Investor’s name on Schedule 2 attached hereto (the “Original Commitment Amount”)): (i) as determined by the Lead Investors in their sole discretion; provided, that any reduction made pursuant to this clause

(i) may either, at the Lead Investors’ discretion, (A) be made ratably among the Investors and may not reduce such Investor’s Commitment Amount to an amount below the “Minimum Commitment Amount” as set forth opposite such Investor’s name on Schedule 2 attached hereto (the “Minimum Commitment Amount”) or (B) be made solely as against the Commitment Amount(s) of one or both of the Lead Investors; provided, that notwithstanding the foregoing but in all events subject to Schedule 2 hereof, the portion of any such ratable reduction which would otherwise reduce such Investor’s amount below its Minimum Commitment Amount shall instead reduce one or more Lead Investor’s Commitment Amount(s) (and, for the avoidance of doubt, no other Investor which is not a Lead Investor) in a manner as shall be determined by the Lead Investors in their sole discretion; or (ii) by decreasing such Commitment Amount to such amount as the Lead Investors determine in their sole discretion (including to zero) solely if such Investor fails to fund or contribute, when required hereunder and under its Equity Commitment Letter, any portion of its Equity Commitment in accordance with the terms of its Equity Commitment Letter (and such breach continues uncured for twenty-four (24) hours following notice thereof by the Lead Investors to such Investor) (provided, that, any reduction pursuant to this Section 2.4(b) shall not affect any of the other rights that any other party to this Agreement or the applicable Equity Commitment Letter (or its permitted assignee and Syndication Vehicles) may have against such Investor pursuant to this Agreement or the applicable Equity Commitment Letter or otherwise in respect of such failure). No reduction to the Commitment Amount of any Major Co-Investor pursuant to clause (i) of the preceding sentence shall alter such Major Co-Investor’s status as a “Major Co-Investor,” and any such Major Co-Investor shall continue to qualify as a Major Co-Investor for all purposes of this Agreement, the LPA, the LLCA and the Equityholders Agreement, as applicable. The Lead Investors shall determine and promptly notify the applicable Investor of any reduction in such Investor’s Commitment Amount pursuant to this Section 2.4(b).

(c) Subject to the actions permitted or restricted by this Agreement, including, for the avoidance of doubt, pursuant to Section 2.1, the Lead Investors shall cause Parent not to permit any waiver, amendment or restatement of any Equity Commitment Letter or Funding Agreement (or any rights or obligations thereunder) to be effected unless the same waiver, amendment or restatement is made to all of the Equity Commitment Letters or Funding Agreements, as applicable.

(d) In the event that any Investor funds its Equity Commitment as contemplated by this Section 2.4 and such Investor’s Equity Commitment Letter and (i) the Closing does not occur following such funding because the Merger Agreement is terminated, Parent and Buyer shall, and the Lead Investors shall cause Parent and Buyer to, promptly (but in any event within three (3) Business Days after such termination) return all amounts so funded in respect of such Investor’s Equity Commitment to such Investor (along with any interest accrued thereon), (ii) the Closing has not occurred within five (5) Business Days following the date of such funding then the Lead Investors shall cause Parent and Buyer to, promptly (but in any event within one (1) Business Day after the expiration of such period) return all amounts so funded in respect of such Investor’s Equity Commitment to such Investor (along with any interest accrued thereon), or (iii) any amounts funded by the Lead Investors are at any time returned to a Lead Investor, then the Lead Investors shall and shall cause Parent and Buyer to, at the same time as any of the funded Equity Commitment of such Lead Investor is returned to a Lead Investor, return all amounts so funded in respect of such Investor’s Equity Commitment to such Investor; provided, however, that a return of the funded Equity Commitment pursuant to (ii) or (iii) shall not relieve such Investor of its obligation to fund its Equity Commitment pursuant to the terms of this Agreement and such Investor’s Equity Commitment Letter and if, following the return of such funded Equity Commitment, the Lead Investors, in their reasonable discretion, determine that the Closing will occur, the Lead Investors may require such Investor to fund its Equity Commitment again pursuant to the terms of this Agreement and such Investor’s Equity Commitment Letter, as applicable, with the foregoing provisions of this Section 2.4(d) applying mutatis mutandis to such further funding, until such time as the Transaction is consummated or the Merger Agreement is terminated in accordance with its terms.

(e) Each Investor acknowledges and agrees that each Lead Investor and, with coordination by the Lead Investors, the Francisco Investor, will be entitled to assign a portion of its Commitment Percentage and Commitment Amount and/or Funding Percentage to limited partners of affiliated or managed or advised funds of the Lead Investors or the Francisco Investor, as applicable (in the case of the Francisco Investor, which such assignment is coordinated by the Lead Investors), or such other Persons approved by the Lead Investors (“Syndicated Investors”) for up to one (1) year following the Closing; provided, that, without the consent of the other Investors, no Lead Investor or the Francisco Investor shall assign an amount such that, after giving effect to such syndication, such Lead Investor or the Francisco Investor has a Commitment Amount that is lower than the Minimum Syndication Commitment Amount for such Investor set forth on Schedule 1; provided, further, that no Lead Investor or the Francisco Investor shall assign any portion of its Commitment Percentage, Commitment Amount and/or Funding Percentage to a Syndicated Investor with the intent of reducing of another Investor’s Commitment Percentage, Commitment Amount and/or Funding Percentage, in each case, without such Investor’s prior written consent. Each of the Lead Investors and the Francisco Investor agrees to consult and coordinate with the other in advance of reaching out to any third party for syndication purposes in order to avoid duplication and achieve an orderly syndication process. In no event shall such assignment relieve such Lead Investor or the Francisco Investor from its obligations under its Equity Commitment Letter and/or Funding Agreement if such obligations are not performed by such assignee. For the avoidance of doubt, a Syndicated Investor may not be an Investor or a competitor of the Company or its subsidiaries (as reasonably determined by the Lead Investors). Each Syndicated Investor shall make its investment(s) through one or more co-investment vehicles controlled by one or more affiliates of such Lead Investor or the Francisco Investor, as applicable (each, a “Syndication Vehicle”).

2.5 Company Payments. (a) Any amounts paid to, or to the designees of, Parent or Buyer under or with respect to the Merger Agreement or any of the Transaction Documents (including any termination fee, damages award, reimbursement of expenses, indemnity payments, or other similar payments) and/or (b) any amounts paid by a proposed provider of Debt Financing to, or to the designees of, Parent or Buyer as damages relating to a failure to provide the Debt Financing or otherwise (such payments referenced in clauses (a) and (b), collectively, the “Company Payments”), in each case, shall be promptly paid by Parent or Buyer, as applicable, (A) first, together with amounts funded pursuant to Section 2.6(a), to the applicable parties until the entire amount of the Fees and Expenses (defined below) has been paid in full, and (B) second, to each of the Investors in accordance with their applicable Funding Percentage, if any, or such Investor’s respective designees (provided, that if any Investor is in material breach of its obligations under this Agreement or its Funding Agreement and such breach is not cured within twenty-four (24) hours following notice thereof by Parent to such Investor (a “Failing Investor”), then 100% of such amounts payable to such breaching Investor shall be paid to the non-breaching Investors in accordance with their applicable Funding Percentage). For the avoidance of doubt, an Investor is not a “Failing Investor” (and shall be eligible to receive its respective share of any Company Payments pursuant to this Section 2.5) if such Investor is ready, willing and able to consummate its Equity Commitment at the Closing (which shall be confirmed in writing by such Investor if requested by the Lead Investors) but has not actually consummated its Equity Commitment solely because (i) another Investor that is a Failing Investor has not consummated such Failing Investor’s Equity Commitment or (ii) the Debt Financing has not funded or will not fund at the Closing substantially concurrently with the consummation of the Equity Commitments.

2.6 Expenses.

(a) Subject in all events to Section 2.9, in addition to and not in lieu of any obligations an Investor may have under its Equity Commitment Letter or Funding Agreement, each Investor shall be responsible for its Commitment Percentage of the payment of (and to the extent applicable, shall reimburse the other Investors, or fund Parent or its subsidiaries to the extent responsible for) the reasonable and documented out-of-pocket fees and expenses incurred on behalf of all Investors, the Lead Investors and/or Parent or Buyer or their subsidiaries in developing, conducting due diligence investigations into, negotiating (including this Agreement, the LPA Term Sheet, the LPA and LLCA), bidding on, structuring and arranging financing and transactions for the Company in connection with the Transaction as described herein (“Fees and Expenses”), including, without limitation, (i) any legal, tax, financial, accounting, advisory, valuation, consulting and other expenses incurred by the Lead Investors on behalf of the consortium of Investors in connection therewith, (ii) all fees (including commitment fees), costs and expenses of lenders, investment banks and other third-party financing sources in connection with arranging financing for the Transaction, in each case, solely to the extent not reimbursed or funded (without recourse) by the Company or its subsidiaries, and (iii) any Joint Advisor Indemnifiable Losses (as defined below); provided, that the reasonable, documented, out-of-pocket fees and expenses of the Major Co-Investors incurred in connection with such Major Co-Investor pursuing the Transaction as part of the consortium shall be reimbursed pursuant to this Section 2.6(a) up to a total amount not exceed $1,500,000.00 for each such Major Co-Investor; provided, further, that the fees and expenses of any Failing Investor shall not be subject to reimbursement and such Failing Investor (and no other Investor) shall bear all such fees and expenses; provided, further, that, if any Company Payments are simultaneously paid or used to offset any Fees and Expenses, Parent shall, or shall cause Buyer to, in accordance with and pursuant to Section 2.5, credit each Investor their Funding Percentage of such Company Payments against all such Fees and Expenses owed by such Investor pursuant to this Section 2.6(a) (provided, further, Parent, Buyer or the Company shall pay, or cause to be paid, or reimburse the Lead Investors for all such Fees and Expenses previously paid by the Lead Investors in connection with the Transaction). If an Investor directs that any invoice for an expense reimbursement be satisfied by payment to one of its controlled Affiliates, Parent, Buyer and each other Investor shall exercise commercially reasonable efforts to comply with such direction. If the Transaction is consummated, the Fees and Expenses incurred in connection with the Transaction (other than those of a Failing Investor) will be capitalized and paid and reimbursed by the Company and shared pro rata by the Investors based on their funded Commitment Amounts.

(b) Parent shall indemnify and hold harmless each Investor (or Affiliate of any Investor) that is party to any advisor engagement letter in respect of the Transactions from and against all expenses, losses and damages and amounts payable under such engagement letter, including those that arise or result from any Investor’s or Parent’s actions with respect to or breach of such engagement letter, other than such expenses, losses and damages and amounts payable as a result of or arising out of the willful misconduct, bad faith or gross negligence of such Investor (the “Joint Advisor Indemnifiable Losses”). Any Investor (or Affiliate of any Investor) that is party to any such advisor engagement letter may assign such advisor engagement letter to the Company or any of its subsidiaries following the Closing.

(c) Each Investor hereby severally (and not jointly) represents and warrants that it will have all funds necessary for such Investor to fulfill its obligations under this Section 2.6, at any time such Investor is required to pay or perform its obligations under this Section 2.6.

(d) Subject to the provisions of Section 2.9, in no event will any Investor be responsible for more than its Commitment Percentage of Fees and Expenses.

2.7 Representations and Warranties.

(a) Each Investor hereby severally (and not jointly) represents and warrants to the other Investors on the date hereof and as of the Closing that (i) none of the information in respect of such Investor supplied in writing by such Investor specifically for inclusion or incorporation by reference in any filings contemplated by the Merger Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) subject to the receipt of all authorizations, consents, approvals and waivers contemplated under the Merger Agreement and satisfaction of the conditions set forth in Section 6.01 of the Merger Agreement, such Investor has obtained, or prior to the Closing shall obtain, all authorizations, consents, approvals and waivers (including, but not limited to, waivers of any actual or potential conflicts of interest) that are known as of the date hereof to be required to be obtained from any third party, Governmental Authority or Affiliate in connection with such Investor’s participation in the Transaction in accordance with its organizational and governing documents and applicable Law, (iii) it has not entered into any agreement, arrangement or understanding with any other potential investor, acquiror or group of potential investors or acquirors of the Company with respect to the subject matter of this Agreement and the Merger Agreement (other than, in the case of the Lead Investors or the Francisco Investor, Syndicated Investors), (iv) such Investor is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and, to the extent they are a party thereto, the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (v) this Agreement and the Transaction Documents to which such Investor is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (y) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity).

(b) Each Investor hereby severally (and not jointly) further represents and warrants to the other Investors that, except as set forth in Schedule 2.7(b) hereto, as of the date hereof, neither such Investor nor any of its Affiliates owns beneficially or of record any capital shares of the Company. Until the termination of this Agreement in accordance with Section 1 hereof, except as expressly contemplated by this Agreement or in such Investor’s capacity or their Affiliates’ capacity as passive investors in funds or vehicles managed by a third party that is not an Affiliate of such Investor (excluding any managed account or circumstance in which such Investor or any of its Affiliates exercise any discretion, whether directly or indirectly, with respect to investment decisions), each Investor agrees that it will not, and will cause its Affiliates not to, and will not direct its portfolio companies to, acquire or sell beneficially or of record any (or any additional) capital shares of the Company. For purposes of this Section 2.7(b), “beneficial owner” shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of) with respect to capital shares of the Company and/or investment power (which includes the power to dispose, or to direct the disposition of) with respect to capital shares of the Company.

2.8 Approvals; Regulatory Matters; AML Information Sharing.

(a) Subject to the terms of this Section 2.8, each Investor will (i) use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to reasonably assist and cooperate with, the Lead Investors, Parent and Merger Sub so that Parent and Merger Sub are able to satisfy their obligations pursuant to Section 5.03 of the Merger Agreement, including, without limitation and consistent with the time frames set forth in Section 5.03 of the Merger Agreement, providing responses and information as reasonably required to any Governmental Authority requesting such information in connection with filings or notifications required under, or relating to, applicable Antitrust Laws or Foreign Direct Investment Laws that are required or advisable as a result of, or pursuant to, the Merger Agreement and the related financings and transactions, (ii) refrain from causing Parent and Merger Sub to take any actions prohibited by Section 5.03 of the Merger Agreement, (iii) use its reasonable best efforts consistent with the time frames set forth in Section 5.03 of the Merger Agreement, to provide any information required by applicable law to obtain regulatory approvals of any Governmental Authority in connection with the transactions contemplated by the Merger Agreement, the Equity Commitment Letters and/or this Agreement and (iv) agrees not to cause Parent or Merger Sub to take any actions prohibited by Section 5.03 of the Merger Agreement, provided, that this clause (iv) shall not apply to (and the following actions shall not be restricted by the foregoing clause (ii)) (A) any funding of capital commitments or funding obligations into private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor or its Affiliates, or (B) any investment or acquisition made by a Person in which such Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (A) and (B) shall not include any discretionary co-investments by such Investor or accounts primarily managed on behalf of such Investor or its Affiliates. Notwithstanding anything to the contrary herein, (1) each Investor may, as it deems advisable and necessary, designate any materials provided to a Governmental Authority that contain sensitive or confidential information in respect of such Investor or any of its Affiliates as confidential to such Investor, and the portion of such materials, communication or filings that contain such commercially sensitive or confidential information shall not be disclosed to any of the other parties hereto without such Investor’s prior written consent (and such Investor may provide that any such commercially sensitive or confidential information may only be provided on an outside counsel-only basis or directly to the applicable Governmental Authority requesting such information), (2) no Investor on behalf of itself shall be required to commence a Legal Proceeding with any Governmental Authority, and (3) all information made available or submitted by or on behalf of any Investor before any Governmental Authority shall, to the extent specifically relating to such Investor or such Investor’s or its Affiliates’ businesses or assets, as applicable, be supplied by such Investor (this sentence shall be referred as the “Direct Information Provision Condition”). The Lead Investors shall, to the extent reasonably practicable and permitted by applicable law, give each other Investor a reasonable opportunity to review in advance any documents, written communications and filings that name or contain identifying information with respect to such Investor or its Affiliates before transmitting to any Governmental Authority, and shall consider in good faith any reasonable comments or suggestions proposed by such Investor. Unless required as a matter of law (and subject to the Direct Information Provision Condition), no Investor (other than the Lead Investors) shall initiate any communication with any regulatory body regarding the Transaction without the prior written approval of the Lead Investors; provided, that each Investor may, subject to the following sentence and the Direct Information Provision Condition, communicate with a Governmental Authority regarding the Transaction in coordination with the Lead Investors’ counsel if such Governmental Authority initiated direct communication with such Investor. Each Investor shall also, to the extent permitted by law, promptly (i) notify the Lead Investors’ counsel of any regulatory-related communication or request for information received by it from any Governmental Authority with respect to the transactions contemplated by the Merger Agreement, (ii) permit the Lead Investors’ counsel to review the original communication and will consider in good faith any reasonable comments or suggestions proposed by the Lead Investors’ counsel in connection with the response to any of the foregoing communications, and (iii) coordinate and consult with the Lead Investors’ counsel before participating in any meeting, communication or discussion with any Governmental Authority with respect to the Transaction. Nothing in this Section 2.8(a) shall limit or apply to communications, meetings, appearances, submissions, presentations, briefs, proposals or other matters to or with any Governmental Authority unrelated to the Transaction.

(b) At least ten (10) Business Days’ prior to Closing, each Investor (for purposes of this Section 2.8(b), a “Providing Investor”) shall use reasonable best efforts to, and shall use reasonable best efforts to procure that its Affiliates and other related persons shall, provide to the Lead Investors upon written request (e-mail being sufficient), on or before Closing, such materials, and information with respect to that Providing Investor (and, to the extent applicable, its directors, shareholders, Affiliates and other relevant parties) as reasonably requested by the Lead Investors upon at least five (5) Business Days’ prior notice to satisfy its and its Affiliates’ obligations under the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and the Joint Money Laundering Steering Group Guidance Notes (or analogous equivalent) or similar laws to which any Lead Investor is subject.

(c) Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, nothing in Section 2.8(a) or any other provision of this Agreement or the Merger Agreement shall require an Investor or any of its Affiliates to agree to or otherwise take any action with respect to any such Investor or any of such Investor’s affiliates (including any investment funds or investment vehicles affiliated with, or managed or advised by, such Investor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of such Investor or of any such investment fund or investment vehicle), or any interest therein, in each case other than with respect to Parent, the Company and its subsidiaries, it being understood that an Investor’s Affiliates may be required to provide information or documents, or to engage in communications requested by a Governmental Authority, in each case in support of filings reasonably required or advisable in connection with the Transaction (including but not limited to filings to be made pursuant to Antitrust Laws and Foreign Direct Investment Laws).

2.9 Indemnification. To the extent (i) any Parent Termination Fee and/or other losses, damages or payments, including, without limitation, any reasonable and documented out-of-pocket costs and expenses (collectively, “Damages”), become payable by Buyer or Merger Sub under the Merger Agreement, any Transaction Document or otherwise in connection with the Transaction and (ii) there are one or more Failing Investors and the actions taken (or failed to be taken) by the applicable Failing Investors with respect to a breach of such Investor’s obligations under this Agreement, its Funding Agreement, its Equity Commitment Letter or any other Transaction Document to which it is a party (and such breach continues uncured for twenty-four (24) hours following notice thereof by Parent or any other Investor to such Investor) (such Failing Investor, an “Indemnifying Investor”), is, individually or in the aggregate, the primary reason for the Damages becoming payable, then such Indemnifying Investor (subject to the last sentence of this Section 2.9) shall reimburse, indemnify and hold harmless the other non-Failing Investors (i.e., those Investors who stood ready and able to fulfill their obligations under the Equity Commitment Letter or Funding Agreement, as applicable, if the other Investors also fulfilled their obligations (such non-Failing Investors, the “Indemnified Investors”) and their respective Affiliates, and any direct or indirect equityholder, director, officer, employee, Affiliate, member, manager, general or limited partner, agent, attorney or other representatives of the foregoing, from and against all Damages, together with any reasonable and documented out-of-pocket expenses incurred by Buyer, Merger Sub or any other Indemnified Investor in connection with defending any claim in connection with such breach); provided, that Damages shall not include lost profits, benefit of the bargain, diminution in value or any consequential, special or punitive damages, except to the extent recovered by the Company or any other third party. If there is more than one Indemnifying Investor, the obligations of the Indemnifying Investors shall be several and not joint, with each such Indemnifying Investor responsible for its pro rata share of the Damages (unless such Indemnifying Investor’s participation rights had previously been assigned in accordance with this Agreement) based on the respective Commitment Percentage of each Indemnifying Investor as compared to the Commitment Percentage of all Indemnifying Investors. Notwithstanding the foregoing, in no event will the aggregate liability of any Investor under this Agreement exceed an amount equal to (a) $533,630,000.00 plus (b) all Fees and Expenses.

2.10 Management Fee. No Investor nor any of its Affiliates shall charge, or be paid, any transaction, advisory, monitoring or similar fees by Parent or any of its subsidiaries or in connection with the transactions contemplated by the Merger Agreement, this Agreement or the other Transaction Documents.

2.11 Exclusivity. Each Investor agrees that, for so long as this Agreement shall remain in effect, it shall not knowingly become affiliated with, enter into discussions with, or make an equity investment with, any other Person making a Takeover Proposal under the Merger Agreement; provided, that this Section 2.11 shall not apply to (and the following actions shall not be restricted by this Section 2.11): (a) any funding of capital commitments or funding obligations into private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor or its Affiliate, or (b) any investment or acquisition made by a Person in which such Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (a) and (b) shall not include any discretionary co-investments by such Investor or accounts primarily managed on behalf of such Investor or its Affiliate.

2.12 Side Agreements. Without the prior written consent of each Investor, none of the Investors or any of their respective Affiliates shall enter into any side agreements amongst a subset of the Investors relating to the Transaction; provided that, this restriction shall not apply to (a) any agreements among affiliated Investors or (b) any agreements expressly contemplated by this Agreement, including any Equity Commitment Letter, Funding Agreement and any confidentiality agreement.

2.13 Proxy Statement; Schedule 13e-3 and Schedules 13D and 13G.

(a) Each Investor shall use reasonable best efforts to promptly provide information reasonably requested by the Company or the Lead Investors in connection with the preparation of the Proxy Statement or Schedule 13e-3; provided, that no Investor shall be required to provide any information that such Investor is prohibited from providing under applicable Law. The information supplied by each Investor for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 will not, at the time that such information is provided, contain any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein (including any amendments or supplements thereto), in light of the circumstances under which they are made, not misleading. Promptly after the execution and delivery of this Agreement, each Investor shall cooperate with each other to prepare and file with the SEC any required disclosure statements on Schedule 13D or Schedule 13G or any amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13D/G Filings”) relating to the Merger Agreement and the transactions contemplated hereby and thereby (including the Merger). The Lead Investors shall (i) provide each Investor and its counsel a reasonable opportunity to review drafts of the Schedule 13e-3 (and any amendment or supplement thereto) prior to filing the Schedule 13e-3 (and any amendment or supplement thereto) with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by such Investor or its counsel. The Lead Investors and each Investor shall (A) provide each other and their respective counsels a reasonable opportunity to review drafts of all Schedule 13D/G Filings prior to filing any Schedule 13D/G Filing with respect to the Company with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their respective counsels and their respective Representatives.

(b) Each Investor will use reasonable best efforts to furnish all information concerning such Investor and its Affiliates, if applicable, to the other parties that is reasonably necessary for the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 (and any amendment or supplement thereto) and all Schedule 13D/G Filings, and provide each such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with each other party, as applicable, in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings and the resolution of any comments to either received from the SEC; provided, that no Investor shall be required to provide any information that such Investor is prohibited from providing under applicable Law.

3.	MISCELLANEOUS.

3.1 Amendment. This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Lead Investors; provided, however, that if such an amendment, modification or waiver (i) adversely and disproportionately affects an Investor relative to other Investors or (ii) amends rights expressly and specifically granted to a given Investor, such amendment, modification or waiver must be made by an agreement in writing signed by such affected Investors. The parties acknowledge and agree that any amendments, modifications or waivers made in connection with any syndication process otherwise permitted hereunder and that involve the granting of rights to a Syndicated Investor shall not be deemed to be adverse to any other Investor so long as the granting of such rights does not result in any additional liabilities or obligations on any other Investor.

3.2 Severability. In the event that any term, provision, covenant or restriction hereof, or the application thereof, would, under applicable Law, be invalid or unenforceable in any respect, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order for the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof and the remainder of this Agreement shall continue in full force and effect.

3.3 Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, this Agreement may be enforced against each Major Co-Investor only by, or at the direction of, the Lead Investors or otherwise with the prior written consent of the Lead Investors. Notwithstanding the foregoing, if (a) any Damages become due as a result of an Indemnifying Investor pursuant to Section 2.9 or any Fees and Expenses of a Major Co-Investor become subject to reimbursement by any other Major Co-Investor pursuant to Section 2.6, and (b) the Lead Investors (x) elect not to enforce Section 2.9 in respect of such Indemnifying Investor and/or Section 2.6 in respect of such other Major Co-Investor (as applicable) or (y) do not otherwise enforce Section 2.9 and/or Section 2.6 for the benefit of a Major Co-Investor (whether in whole or in part), then the Lead Investors shall reimburse, indemnify and hold harmless any Major Co-Investor (1) that is a non-Failing Investor from and against any Damages actually paid by such non-Failing Investor pursuant to its Funding Agreement plus such non-Failing Investor’s pro rata share of the Fees and Expenses and (2) for any such Fees and Expenses that are subject to reimbursement by such other Major Co-Investor.

3.4 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith by any Investor party hereto, and notwithstanding the fact that an Investor may be a partnership, limited liability company or limited company or other entities, Parent, Buyer and each Investor by its acceptance of the benefits of this Agreement, hereby covenants, agrees and acknowledges that no Person other than an Investor shall have any obligation hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling persons, direct or indirect stockholders or equityholders, directors, officers, employees, Affiliates, members, managers, direct or indirect general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, direct or indirect stockholders, directors, officers, employees, Affiliates, members, managers, direct or indirect general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any Investor, Parent, Buyer or any of their respective successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. Each of Parent, Buyer, Merger Sub and each Investor further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Related Party, whether by piercing the corporate veil or by a claim against any such Related Party.

3.5 No Third Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other parties hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, that the Related Parties are express intended third party beneficiaries of Section 3.4.

3.6 Press Release; Communications. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the transactions contemplated hereby and the Merger Agreement shall be made only at such times and in such manner as may be determined by the Lead Investors and shall not disclose the identity of any Investor or any confidential information of any Investor without such Investor’s prior written approval; provided, that, the Lead Investors shall provide a copy of any such press release to each other Investor before any issuance thereof and shall reasonably consult with and consider any comments by an Investor to such press release. Nothing contained in this Section 3.6 shall prevent (a) any party hereto from at any time furnishing any information requested by any Governmental Authority or from making any disclosures required under applicable Law, including the Exchange Act or (b) subject to Section 3.7, any party hereto from furnishing any information concerning the transactions contemplated by this Agreement and the Transaction Documents to such party’s representatives or current or prospective limited partners or other equityholders in connection with ordinary course reporting or marketing activities, in each case, who are subject to customary confidentiality restrictions.

3.7 Confidentiality. The existence and content of this Agreement and any proprietary, non-public or confidential information supplied by or on behalf of any of the Investors, Parent, Buyer or the Company shall be treated as confidential by the Investors and shall not be used, circulated, quoted or otherwise referred to by any other Investor or any of such Investor’s Affiliates in any document, except with the prior written consent of the other Investors; provided, however, that no such written consent shall be required (and each Investor and its Affiliates shall be free to release such information (each Investor and any Affiliate disclosing such information, a “Disclosing Party” and, collectively, the “Disclosing Parties”)) for disclosures to each Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds, consultants and other representatives (collectively, the “Representatives”), so long as such Representatives are bound by obligations of confidentiality with respect to such information and provided that each Disclosing Party shall be responsible for a breach of the confidentiality obligations set forth in this Section 3.7 by any of its Representatives; and provided, further, that each Investor and its Affiliates may disclose such information (including the existence of this Agreement) (a) to the extent required by applicable Law or the applicable rules of any national securities exchange or in connection with any securities filing related to the Transaction and/or (b) upon the request or demand of any Governmental Authority having or claiming jurisdiction over such party or any of its properties or assets and/or (c) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof and/or (d) to permitted assignees (including in connection with any permitted syndication hereunder) of such Investor and/or (e) in connection with Legal Proceeding relating to the Transaction or the Merger Agreement, as permitted by or provided in the Merger Agreement, but if any such disclosure names or references or reasonably identifies any other Investor or its Affiliates (other than any disclosure made in connection with enforcing this Agreement), the Disclosing Party shall consult such Investor and shall use reasonable best efforts to not make or limit such disclosure and shall consider such Investor’s reasonable input with respect to such disclosure, in each case, to the extent legally permitted. The confidentiality obligations of each Investor set forth herein shall be superseded by the confidentiality obligations set forth in the LPA and LLCA.

3.8 GOVERNING LAW; CONSENT TO JURISDICTION.

(a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the transactions contemplated hereby, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 3.8(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 3.12 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

3.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10 Other Agreements; Assignment. This Agreement, including the schedules attached hereto, together with the agreements expressly referenced herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, except for the Transaction Documents which shall continue in full force and effect in accordance with their terms. Other than as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the Lead Investors, provided that each Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time (other than, for the avoidance of doubt, any portfolio companies of such Investor or Buyer, Parent or any subsidiary thereof) that is able to make the representations and warranties made by such Investor set forth in this Agreement and such Investor’s Equity Commitment Letter and Funding Agreement, as applicable; provided, further, that such assignment would not reasonably be expected to result in any material delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in the Merger Agreement and the assignee is capable of performing its obligations under such Investor’s Equity Commitment Letter and Funding Agreement, as applicable, including having the financial capacity necessary to fund the full amount of the Equity Commitment that is being assigned, provided, further, that such assignee shall, as a condition of such assignment, execute a joinder to this Agreement in a form to be reasonably acceptable to the Lead Investors, provided, further, that no such assignment shall be permitted (i) in violation of applicable Law, (ii) that would (x) require any additional licensing, regulatory consent or other additional regulatory proceeding to be obtained or participated in by any of the Investors, Parent, Buyer, Merger Sub or the Company (the “Transaction Parties”) or otherwise subject any Transaction Party or any of its Affiliates to any additional substantive regulation or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of such Investor) or (iii) that would cause all or any portion of the assets of the applicable co-invest vehicle to constitute “plan assets” within the meaning of ERISA, the U.S. Internal Revenue Code of 1986, as amended, or the applicable provisions of any similar law; provided, further, that any such assignment shall not relieve the assigning Investor of its obligations under this Agreement, its Equity Commitment Letter or Funding Agreement, as applicable, unless and until the assignee has fully performed thereunder. Any assignment in derogation of the foregoing shall be null and void. In the event of any conflict between this Agreement and any Equity Commitment Letter or Funding Agreement, the terms of this Agreement shall prevail. Subject to this Section 3.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3.10 shall be null and void.

3.11 No Representations, Warranties or Duties. Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims (a) except as expressly provided in Section 2.6(c) and Section 2.7, any warranty, express or implied, with respect to such matters and (b) any reliance, express or implied, thereon. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (x) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (y) for its decision with respect to making any investment contemplated hereby or (z) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or to Parent or Buyer except as expressly set forth in this Agreement or any other agreement to which such Investor is a party.

3.12 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Permira Investor, to it at:

c/o PERMIRA ADVISERS LLC

320 PARK AVENUE | 23rd FL

NEW YORK | NY 10022

Attention: Justin Herridge

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C., 20004

Attention: Amber Banks; Brian Mangino; Max Schleusener

Email: Amber.Banks@lw.com; Brian.Mangino@lw.com; Max.Schleusener@lw.com

If to the Warburg Investor, to it at:

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: Brett Shawn

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C., 20004

Attention: Amber Banks; Brian Mangino; Max Schleusener

Email: Amber.Banks@lw.com; Brian.Mangino@lw.com; Max.Schleusener@lw.com

If to the Temasek Investor, to it at:

Robson Investments Pte. Ltd.

Attention: Martin Fichtner; Tim Bolte

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: John Kupiec

Email: jkupiec@cgsh.com

If to the Francisco Investor, to it at:

c/o Francisco Partners Management, L.P.

One Letterman Drive, Building C – Suite 410

San Francisco, CA 94129

Attention: Peter Christodoulo; Ashley Evans; Legal Notices

Email: [REDACTED]

with a copy (which will not constitute notice) to:

Simpson Thacher & Barlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Atif Azher; Naveed Anwar

Email: aazher@stblaw.com; naveed.anwar@stblaw.com

3.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. A signature delivered by facsimile transmission or telecopy, by electronic mail in portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be deemed to be an original signature for all purposes under this letter agreement. The parties irrevocably and unreservedly agree that this letter agreement may be executed by way of electronic signatures and the parties agree that this letter agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

MARTEL LUX TOPCO SCSP

by its general partner
PERMIRA VIII HOLDCO GP S.À R.L.

/s/ Cedric Pedoni
Name:
Title:

by its special partner
PERMIRA ACHT GMBH & CO. KG

acting by its general partner, SVE VERWALTUNGS GMBH

/s/ Stefan Dziarski
Name: Stefan Dziarski
Title: Partner

by its initial limited partner
PERMIRA VIII AE SCSP acting by its general partner, PERMIRA VIII GP S.À R.L.

/s/ Cedric Pedoni
Name: Cedric Pedoni
Title: Manager

Signature Page to Interim Investors Agreement

WP SILVER AGGREGATOR, L.P.

By: WP Silver GP, LLC, its general partner

By:	/s/ Alexander Stratoudakis
Name: Alexander Stratoudakis Title: Co-President

Signature Page to Interim Investors Agreement

ROBSON INVESTMENTS PTE. LTD.

By:	/s/ Song Hwee Chia
Name: Song Hwee Chia Title: Authorized Signatory

Signature Page to Interim Investors Agreement

FRANCISCO PARTNERS VII, L.P.

By: Francisco Partners GP VII, L.P.
Its: General Partner

By: Francisco Partners GP VII Management, LLC
Its: General Partner

By:	/s/ Ashley Evans
Name: Ashely Evans
Title: Managing Director

FRANCISCO PARTNERS VII-A, L.P.

By: Francisco Partners GP VII, L.P.
Its: General Partner

By: Francisco Partners GP VII Management, LLC
Its: General Partner

By:	/s/ Ashley Evans
Name: Ashely Evans
Title: Managing Director

FRANCISCO PARTNERS VII-B, L.P.

By: Francisco Partners GP VII, L.P.
Its: General Partner

By: Francisco Partners GP VII Management, LLC
Its: General Partner

By:	/s/ Ashley Evans
Name: Ashley Evans
Title: Managing Director

Signature Page to Interim Investors Agreement

FRANCISCO PARTNERS VII-C, L.P.

By: Francisco Partners GP VII, L.P.
Its: General Partner

By: Francisco Partners GP VII Management, LLC
Its: General Partner

By:	/s/ Ashley Evans
Name: Ashley Evans
Title: Managing Director

Signature Page to Interim Investors Agreement